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Atlas Air Worldwide Holdings
Promotes Spencer Schwartz to Chief Financial Officer

PURCHASE, N.Y., June 9, 2010 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading global provider of air cargo assets and outsourced aircraft operating solutions, today announced the promotion of Spencer Schwartz to Senior Vice President and Chief Financial Officer. He succeeds Jason Grant, who is leaving the Company on June 18 for a new career opportunity with a private company in the domestic maritime shipping industry. Mr. Grant will be available to assist in transition matters as needed.

Mr. Schwartz joined AAWW as Vice President and Controller in 2008. He is a certified public accountant with broad experience in financial management, risk analysis, strategic planning, accounting, budgeting, forecasting, financial analysis, auditing, tax and related disciplines.

Prior to joining AAWW, Mr. Schwartz was employed for more than 12 years by MasterCard Incorporated, where he served as Vice President of Taxation; Senior Vice President, Corporate Controller and Chief Accounting Officer; Senior Vice President and Business Financial Officer; and Group Head of Global Risk Management. He previously held positions of increasing responsibility with Price Waterhouse LLP (now PricewaterhouseCoopers LLP) and Carl Zeiss, Inc. Mr. Schwartz earned an MBA from New York University’s Stern School of Business and holds a bachelor’s degree in accounting from The Pennsylvania State University.

“Spencer’s strong financial and accounting background and his business acumen have been important assets to our Company,” said William J. Flynn, President and Chief Executive Officer of AAWW. “I look forward to working with Spencer in his expanded role as we continue to transform our business to manage risk, improve profitability, and position the Company for continued growth in 2010 and beyond.

“As we congratulate Spencer on his promotion, we also wish Jason well in his new opportunity,” Mr. Flynn added. “Jason is a proven executive, and he has helped us effectively manage complex financial issues while we have improved our profitability and grown our business. He has assembled a strong, experienced, and deeply knowledgeable finance and accounting team that is highly involved in our business and that will ensure a smooth and seamless transition.”

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and outsourced aircraft operating solutions that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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